Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

Cognizant Authorizes up to $300 Million for Additional Share Repurchase

TEANECK, N.J., August 19, 2011 — Cognizant (NASDAQ: CTSH), a leading provider of information technology, consulting, and business process outsourcing services, today announced that its Board of Directors has authorized the expansion of its existing share repurchase program by $300 million, bringing the total authorization under the current repurchase program to $600 million.

“The Board’s decision to expand our share repurchase program reflects confidence in our growth opportunities and in our ability to generate strong cash flows,” said Gordon Coburn, Chief Financial and Operating Officer of Cognizant.

Repurchases under the program may be made through open market purchases or privately negotiated transactions in accordance with applicable federal securities laws, including Rule 10b-18. The timing of repurchases and the exact number of shares of common stock to be purchased will be determined by the Company’s management, in its discretion, and will depend upon market conditions and other factors. The program will be funded using the Company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 50 delivery centers worldwide and 118,000 employees as of June 30, 2011, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

David Nelson, VP, Investor Relations & Treasury, (201) 498-8840, david.nelson@cognizant.com